EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY TO PRESENT COMPANY UPDATE

Increases 3rd Quarter and 2004 Net Income Per Share Forecasts

TACOMA, WA, September 13, 2004—Labor Ready, Inc. (NYSE: LRW) President and CEO Joe Sambataro and CFO Steve Cooper will review the company’s current strategies and operational trends with analysts and portfolio managers at 12 p.m. (ET), Wednesday, Sept. 15, 2004, in New York City. A live web cast of the presentation (including presentation slides) will be available at: http://www.LaborReady.com and will be available for replay for 30 days following the event.

In anticipation of management’s presentation, the company updated its previously released outlook for the third quarter of 2004 and for the year. The company estimates net income per share for the third quarter to be between $0.28 and $0.30, compared to previous estimates of between $0.26 and $0.29 per share issued by the company on July 21, 2004. Estimated revenue for the quarter is expected to be between $292 and $295 million, compared to earlier estimates of between $292 and $298 million.

Revenue for the year is now expected to be in the range of $1.030 to $1.035 billion, compared to earlier estimates of $1.030 to $1.040 billion. The company anticipates net income per share for the year to be between $0.64 and $0.67, compared to earlier estimates of between $0.62 and $0.65.

“Our revenue estimates remain substantially on track with our previous guidance, although we are narrowing the range slightly, “ said Sambataro. “Achieving gross margins of just over 30% continues to contribute much of the strength in our earnings results.”

Sambataro continued, “We have been successful during 2004 in adjusting our bill rates to cover the unemployment and worker’s compensation insurance cost increases we had projected going into the year. During 2004 we have made great strides in controlling some of the underlying factors that were driving our worker’s compensation expense higher, and are optimistic that those positive trends will continue. In addition, we have continued to control selling, general and administrative expenses throughout our organization, which is helping us realize the leverage we have available in our business model.”

The Company expects to release its financial results for the third quarter ending Oct. 1, 2004 after the market closes on Oct. 20, 2004 and will host a conference call at 8 a.m. (PT) on Oct. 21, 2004. Details for the conference call will be announced separately.

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for future periods, our bill rates, workers compensation costs and other expenses, gross margins and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; 9) our ability to successfully complete and integrate acquisitions that we may make from time to time; and 10) other risks described in our filings with the Securities and Exchange Commission, including the Report on Form 10-Q filed July 30, 2004.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving more than 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, Labor Ready puts nearly 600,000 people to work. Labor Ready operates more than 800 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Corporate Communications

253-680-8291